Exhibit 10.9

CCH Holdings Ltd

No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000

Bukit Mertajam, Pulau Pinang, Malaysia

September 11, 2026

L1 Capital Global Opportunities Master Fund

1688 Meridian Ave, level 6

Miami Beach FL 33139

Attention: David Feldman, Portfolio Manager

Email: dfeldman@L1capitalglobal.com

Re: Amendments to the Securities Purchase Agreement and the Convertible Note

Dear Mr. Feldman:

Reference is made to the Senior 8% Original Discount Convertible Promissory Note in the original principal amount of up to $2,500,000 (the “Note”) that was issued by CCH Holdings Ltd (the “Company”) to L1 Capital Global Opportunities Master Fund (the “Investor”) on July 31, 2026.

Reference is also made to the Securities Purchase Agreement dated as of July 31, 2026 (the “Purchase Agreement”) between the Company and the Investor.

The Company and the Investor are each referred to is this Letter Amendment Agreement (the “Amendment”) as a “party” and collectively the “Parties.”

Capitalized words and terms that are not defined in this Amendment shall have the meaning ascribed to such words and terms in the Note or the Purchase Agreement as applicable.

In response to certain comments of the staff (the “Staff”) of the Division of Corporation Finance of the U.S. Securities and Exchange Commission (the “Commission”) contained in the Staff’s letter dated September 10, 2026 (the “Comment Letter”), in connection with a Form F-1 Registration Statement that was filed by the Company with the Commission on August 26, 2026 (the “Registration Statement”), the Parties have agreed to amend certain provisions of the Note and Purchase Agreement by this Amendment.

Notwithstanding Section 3.8 of the Note, the Parties hereby agree as follows: (i) the Company’s right to reset or reduce the Floor Price is hereby eliminated, such that the Company no longer has any right to reset or reduce the Floor Price; (ii) the definition of “Economic Difference” under the Convertible Note is hereby amended such that the economic difference is calculated by reference to the lower of the daily VWAP of the Common Stock on the Conversion Date and the Applicable Conversion Price; and (iii) the parties agreed that only the 374,112 Class A Ordinary Shares issuable upon cash exercise of the Warrants in full will be registered under the Registration Statement. As a result, neither the Company’s potential cash payment obligation nor its potential equity issuance obligation under the Securities Purchase Agreement and the related instruments remains unlimited, and the number of Class A Ordinary Shares registered in respect of the Warrants has been reduced to the face amount of the Warrants.

In addition, the definition of “Economic Difference” under the Note is hereby amended to provide as follows:

“‘Economic Difference’ shall be equal to (A) the number of shares of Common Stock that would have been delivered upon conversion of the Conversion Amount at the Applicable Conversion Price, minus (B) the number of shares of Common Stock actually delivered upon conversion of the Conversion Amount at the Floor Price, multiplied by (C) the lower of (1) the daily VWAP of the Common Stock on the Conversion Date, and (2) the Applicable Conversion Price, as reflected in the following formula: ((A - B) * C).” Because the per-share multiplier in clause (C) can never exceed the Applicable Conversion Price, the economic difference payable in respect of any conversion will always be less than the Conversion Amount being converted, and the aggregate economic difference payable in respect of the conversion of the entire US$2,500,000 initial principal amount of the Convertible Note will never exceed US$2,500,000. Accordingly, neither the Company’s potential cash payment obligation nor its potential equity issuance obligation under the Securities Purchase Agreement and the related instruments is unlimited.

In the event of any conflict between either the Note and the Purchase Agreement this Amendment, the terms as contained in this Amendment shall control. In all other respects the Note and the Purchase Agreement are hereby ratified and confirmed.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

Please confirm your agreement with this Amendment.

CCH HOLDINGS LTD

By:	/s/ Goh Kok E
Name:	Goh Kok E
Title:	Chief Executive Officer

Agreed to and accepted

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND

By:	/s/ David Feldman
Name:	David Feldman
Title:	Portfolio Manager

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